Exhibit A-1(a)
                              GPU GENERATION CORPORATION

                                   _______________


                              ARTICLES OF INCORPORATION


          I.   The name of the Corporation is GPU GENERATION CORPORATION

          II. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is:

                    c/o Pennsylvania Electric Company
                    1001 Broad Street

                    Johnstown, Cambria County, Pennsylvania 15907

          III. The purposes for which the Corporation is incorporated are as follows:

               A.   The  engaging   in  all   lawful  business   for  which
          corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

               B. Without limiting the generality of the foregoing, the undertaking of responsibility for the safe operation, maintenance, repair, rehabilitation, design, construction, start-up and testing of non-nuclear electric generating stations and plants used for the production, generation, manufacture, transmission, transportation, distribution, furnishing and supply of electricity, on behalf of and by contract with the owners and/or operators of such stations and plants.

          IV. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

          V.   The term of existence of the Corporation shall be perpetual.

          VI. The aggregate number of shares which the Corporation shall have the authority to issue is two thousand five hundred (2,500) shares of the par value of $20.00 per share, all of which shall be designated "Common Shares".

          VII. The name and address of the sole incorporator is James R. Leva, 100 Interpace Parkway, Parsippany, New Jersey 07054.

          VIII. The number of directors shall not be less than three nor more than twelve. The number of directors within said minimum and maximum limits which shall constitute the Board of Directors shall be specified in the By-Laws of the Corporation.






               IN WITNESS WHEREOF, the Incorporator has hereunto signed these Articles of Incorporation this 6th day of April, 1994.




                                             ______________________________
                                             James R. Leva
                                             Sole Incorporator